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                        CONSENT OF GRANT THORNTON, L.L.P.



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                          CONSENT OF GRANT THORNTON LLP





We have issued our report dated June 30, 1999 on the balance sheet of Atlas-Energy for the Nineties - Public #8 Ltd. as of June 11, 1999 and our report dated March 22, 1999 on the consolidated balance sheet of Atlas Resources, Inc. as of September 30, 1998 contained in the Registration Statement and Prospectus for Atlas-Energy for the Nineties Public #8 Ltd. We consent to use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts".




                                                     /s/  GRANT THORNTON LLP




Cleveland, Ohio
September 29, 1999